Exhibit 10(e)-2

TCF FINANCIAL INCENTIVE STOCK PROGRAM

RESTRICTED STOCK AGREEMENT

RS NO.               (Non-deferred) (Performance-Based)

Shares of Restricted Stock are hereby awarded effective as of January 25, 2005 by TCF Financial Corporation (“TCF Financial”) to William A. Cooper (the “Grantee”), in accordance with the following terms and conditions:

1.                                       Share Award.  TCF Financial hereby awards the Grantee 300,000 shares (the “Shares”) of Common Stock, par value $.01 per share (“Common Stock”) of TCF Financial pursuant to the TCF Financial Incentive Stock Program (the “Program”), upon the terms and conditions therein and hereinafter set forth.  The Shares are intended to qualify as “performance stock” under the terms of the Program.  A copy of the Program as currently in effect is incorporated herein by reference and is attached hereto.  Dividends shall be paid on the Shares at the same rate and at the same time as dividends paid on Common Stock generally.

2.                                       Restrictions on Transfer and Restricted Periods.

a.                                       During the period (the “Restricted Period”) hereinafter described, until shares vest as provided in subparagraph 2.b, shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Grantee except as provided in paragraph 3 or 8 of this Agreement. “Vest” means that the Shares may be sold, transferred, assigned or pledged or otherwise encumbered by the Grantee.

b.                                      Performance Goal

The Shares will be subject to a Restricted Period beginning on the date of this Agreement (the “Commencement Date”) and terminating on January 1, 2009 with respect to the sum of the following percentages of Shares:

1.               33 1/3% of the Shares if TCF Financial achieves in excess of 20% ROTE for its fiscal year 2006 or, if not, then 0% of the Shares; plus

2.               33 1/3% of the Shares if TCF Financial achieves in excess of 20% ROTE for its fiscal year 2007 or, if not, then 0% of the Shares; plus

3.               33 1/3% of the Shares if TCF Financial achieves in excess of 20% ROTE for its fiscal year 2008 or, if not, then 0% of the Shares.

c.                                       The Committee referred to in section 2 of the Program or its successor (the “Committee”) shall not have any authority to accelerate the time at which any or all of the restrictions in subparagraph (a) shall lapse with respect to any Shares, or to remove any or all such restrictions.

d.                                      “ROTE”.  “ROTE” means, as defined in the Program, the Net Income of the

Corporation, plus the after-tax effects of amortization or other adjustments to intangible assets other than mortgage servicing rights acquired in business combinations, less dividends on preferred stock held by an unaffiliated third party, divided by the Corporation’s “average total common equity” (as defined in the Program) (adjusted to eliminate net unrealized gains or losses on assets available for sale resulting from SFAS 115) for the fiscal year.  The Committee shall have the authority to make the final determination as to ROTE for a fiscal year.  The Committee shall have the authority in its reasonable discretion, to make adjustments in the calculation of ROTE from time to time to take into account extraordinary circumstances such as mergers or acquisitions however the Committee’s discretion is limited to making only such adjustments as are permitted or required by the Program for performance stock.  No adjustment is permitted which would disqualify the grant as performance-based under the Program and Internal Revenue Code section 162(m).

3.                                       Termination of Service as Chairman, Death or Disability.  If the Grantee is not elected to the Board of Directors in 2005, refuses to stand for re-election to the Board of Directors in 2008, as reasonably determined by the Committee, or resigns from the position of Chairman of the Board of Directors of TCF Financial before January 1, 2009, 100% of the Shares shall be forfeited and returned to TCF Financial.  In the event that Grantee stands for re-election in 2008 but is not nominated or re-elected as a Director and consequently is unable to serve as Chairman of the Board thereafter, the Shares shall vest or be forfeited on January 1, 2009 in accordance with Subparagraph 2.b based on TCF Financial’s ROTE during the years 2006, 2007 and 2008.  In the event of Grantee’s death, or disability as determined in the sole discretion of the Committee, a pro- rata portion of the Shares shall vest and not be subject to the restrictions of subparagraph 2..a and shall be redelivered as provided in paragraph 6 to Grantee, or, in the case of death, to his legal representative, beneficiary, or heir.   For purposes of the foregoing sentence, the pro-rata portion of the Shares for years already completed prior to death or disability shall be equal to the percentage determined under paragraph 2.b for that year. For any partial year in which the death or disability occurs, if the year-to-date ROTE (annualized) for the most recent monthly reporting period preceding the date of such death or disability exceeds 20% then the calculation under paragraph 2.b for such year shall be based upon the number of days in that calendar year expired to the date of death or disability.

4.                                       Certificates for Shares.  TCF Financial shall issue one or more certificates in respect of the Shares in the name of the Grantee, and shall hold such certificate(s) on deposit for the account of the Grantee until the expiration of the Restricted Period with respect to the Shares represented thereby.  Certificate(s) for Shares subject to a Restricted Period shall bear the following legend:

“The transferability of this certificate and the Shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the TCF Financial 1995 Incentive Stock Program and an Agreement entered into between the registered owner and TCF Financial Corporation.  Copies of such Plan and Agreement are on file in the offices of the Secretary of TCF Financial Corporation, 801 Marquette Avenue, Suite 302, Minneapolis, MN  55402.”

The Grantee further agrees that simultaneously with the execution of this Agreement a stock power shall be executed, endorsed in blank and promptly delivered to TCF Financial.

5.                                       Grantee’s Rights.  Except as otherwise provided herein, Grantee, as owner of the Shares, shall have all rights of a stockholder, including, but not limited to, the right to receive all dividends paid on Shares and the right to vote the Shares. Dividends payable on Shares that are subject to restrictions imposed by subparagraph 2.a. shall be paid to the Grantee at the same time as such dividends are paid to other shareholders; provided, that shares of Common Stock dividends in the nature of a stock split shall be subject to all of the restrictions that apply to the Shares with respect to which such dividends are paid until all of the restrictions applicable to such Shares have terminated or otherwise have been removed.

6.                                       Vesting: Expiration of Restricted Period.  On January 1, 2009, or such earlier date as provided in paragraph 3 of this Agreement, all shares vested under the provisions of subparagraph 2.b shall vest and the restrictions of subparagraph 2.a shall expire and TCF Financial shall redeliver to the Grantee (or, if the Grantee is deceased, to his legal representative, beneficiary or heir) the certificate(s) in respect of such Shares, without the restrictive legend provided for in paragraph 4 above.  The Shares as to which the Restricted Period shall have lapsed or expired shall be free of the restrictions referred to in subparagraph 2.a. above and such certificates shall not bear the legend provided for in paragraph 4 above.

7.                                       Adjustments for Changes in Capitalization of TCF Financial.  In the event of any change in the outstanding Common Stock of TCF Financial by reason of any reorganization, recapitalization, stock split, combination or exchange of shares, merger, consolidation or any change in the corporate structure of TCF Financial or in the shares of Common Stock, or in the event of any issuance of preferred stock or other change in the capital structure of TCF Financial which the Committee deems significant for purposes of this Agreement, the number and class of Shares covered by this Agreement as well as the ROTE goals, and the pro rata vesting provisions of paragraph 3, shall be appropriately adjusted by the Committee, whose determination of the appropriate adjustment, or whose determination that there shall be no adjustment, shall be conclusive. Any Shares of Common Stock or other securities received as a result of the foregoing by the Grantee subject to the restrictions contained in subparagraph 2.a above also shall be subject to such restrictions and the certificate or other instruments representing or evidencing such Shares or securities shall be legended and deposited with TCF Financial in the manner provided in paragraph 4 above.

8.                                       Effect of Change in Control.  Each of the events specified in the following clauses (a) through (d) of this paragraph 8 shall be deemed a “change of control”; (a) any “person”, as defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange

Act, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities.  For purposes of this clause (a), the term “beneficial owner” does not include any employee benefit plan maintained by the Company that invests in the Company’s voting securities; or (b) during any period of two (2) consecutive years there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board of new directors whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale of disposition by the Company of all or substantially all the Company’s assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition or assets, or liquidation is not subsequently consummated. Subject to the six month holding requirement, if any, of Rule 16b-3 of the Securities and Exchange Commission, notwithstanding any other provision in this Program (including, but not limited to, paragraphs 2.b and 3 of this Agreement) or the previous Stock Option and Incentive Plan of TCF Financial, in the event of a Change in Control all terms and conditions of this Restricted Stock Award shall be deemed satisfied, all the Shares shall vest as of the date of the Change in Control and shall thereafter be dealt with as provided in paragraph 6 of this Agreement.

9.                                       Delivery and Registration of Shares of Common Stock.  TCF Financial’s obligation to deliver Shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state, or local securities law or regulation.  It may be provided that any representation requirement shall become inoperative upon a registration of such Shares or other action eliminating the necessity of such representation under such Securities Act or other securities law or regulation.  TCF Financial shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which the Common Stock may be listed, and (ii) the completion of such registration or other qualification of such Shares under state or federal law, rule, or regulation, as the Committee shall determine to be necessary or advisable.

10.                                 Plan and Plan Interpretations as Controlling.  The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the

Program, and in particular the terms relating to Performance Stock, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any question arising hereunder or under the Plan.

11.                                 Grantee Service.  Nothing in this Agreement shall limit the right of TCF Financial or any of its affiliates to terminate the Grantee’s service as a director, or Chairman of the Board. However, any such termination other than voluntary resignation by the Grantee shall result in vesting (or forfeiture) of the Shares on January 1, 2009 the same as provided in paragraph 3 of this Agreement in the event Grantee is not re-nominated or re-elected to the Board in 2008.

12.                                 Grantee Acceptance.  The Grantee shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided below and signing the attached stock powers and returning a signed copy hereof and of the attached stock powers to TCF Financial.

IN WITNESS WHEREOF, the parties hereto have caused this RESTRICTED STOCK AGREEMENT to be executed as of the date first above written.

TCF FINANCIAL CORPORATION

By	/s/ Gregory J. Pulles
Secretary

ACCEPTED:

/s/ William Cooper
Signature

(Street Address)

(City, State and Zip Code)